As filed with the Securities and Exchange Commission on July 1, 2003

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S–3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ILEX ONCOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74–2699185 (I.R.S. Employer Identification No.)

4545 Horizon Hill Boulevard San Antonio, Texas 78229 (210) 949-8200	Ronald G. Tefteller Vice President and General Counsel ILEX Oncology, Inc. 4545 Horizon Hill Boulevard San Antonio, Texas 78229 (210) 949-8200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Phillip M. Renfro, Esq.
Derrek Weaver, Esq.
Fulbright & Jaworski L.L.P.
300 Convent Street, Suite 2200
San Antonio, Texas 78205
(210) 270-7172 (phone)
(210) 270-7205 (fax)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering
Securities to be Registered	Price	Amount of Registration Fee (1)

Common Stock, $.01 par value per share(2)	$150,000,000 (3)	$12,135

(1)  The aggregate amount to be registered and the aggregate offering price per unit have been omitted pursuant to Securities Act Release No. 6964. The registration fee has been calculated on the basis of the maximum offering price of all securities listed in accordance with Rule 457(o) under the Securities Act of 1933.

(2)  An indeterminate number of shares of common stock of the registrant as may be sold from time to time by the registrant.

(3)  In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $150,000,000.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated July 1, 2003.
The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$150,000,000

ILEX Oncology, Inc.

Common Stock

     From time to time, we may sell common stock. We will specify in the accompanying prospectus supplement the terms of any offering. Our common stock is listed on the Nasdaq National Market under the symbol “ILXO.” On June 26, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $20.97 per share.

     You should carefully review and consider the information under the heading “Risk Factors” beginning on page 2 of this prospectus before acquiring any of the common stock being offered.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS
ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

     The securities may be sold directly by us to investors, through agents designated from time to time or through underwriters or dealers. We will set forth the names of any underwriters or agents and any applicable commissions or discounts in the accompanying prospectus supplement. For additional information on the methods of sale you should refer to the section entitled “Plan of Distribution.” The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2003.

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
RISK FACTORS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
Exhibit Index
EX-5.1 Opinion/Consent of Fulbright & Jaworski LLP
EX-23.2 Consent of Ernst & Young LLP

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under the shelf process we may sell common stock in one or more offerings up to a total dollar amount of $150,000,000. Each time we sell common stock we will provide a prospectus supplement that will contain more specific information about the shares offered. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with the applicable prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

     The terms “ILEX,” “the Company,” “the registrant,” “we,” “our” and “us” refer to ILEX Oncology, Inc. and our consolidated subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective investor. The mailing address of our principal executive offices is 4545 Horizon Hill Boulevard, San Antonio, Texas 78229, and our telephone number is (210) 949-8200. Our website is located at www.ilexonc.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus.

     We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the SEC are also available to the public over the Internet at the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering.

•	Annual Report on Form 10-K for the year ended December 31, 2002.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

•	Current Report on Form 8-K filed April 29, 2003.

•	Current Report on Form 8-K filed April 14, 2003.

•	Registration Statement on Form 8-A filed February 14, 1997 containing a description of our common stock.

     ILEX also incorporates by reference additional documents that may be filed with the Commission between the date of this prospectus and the date of the completion of the offering of the shares.

     You may request a copy of the above-described filings at no cost by writing or telephoning us at

ILEX Oncology, Inc. 4545 Horizon Hill Boulevard San Antonio, Texas 78229 Attention: Investor Relations (210) 949-8200

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

RISK FACTORS

     You should consider carefully the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document before purchasing our securities. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected and you may lose all of your investment.

We have a limited operating history and we expect to continue to generate losses for the foreseeable future.

     We began operations in October 1994 and have only a limited operating history upon which you can evaluate our business. We have incurred losses every year since we began operations. As of March 31, 2003, our accumulated deficit was approximately $308.4 million, including net losses of approximately $46.2 million, $121.0 million and $39.0 million for the years ended December 31, 2002, 2001 and 2000, respectively. We expect to continue to incur losses for the remainder of 2003. It is possible that we will never achieve profitable operations.

We may be unable to obtain additional capital if needed to accelerate our product candidate development or for licensing or acquisition opportunities.

     We believe that our existing capital will fund our activities for at least the next year. We may use these existing resources more quickly if we decide to accelerate the development of our pipeline or because of changes in our research and development programs, potential licenses or acquisitions, commercialization plans or other factors affecting our operating expenses or capital expenditures. We may not be able to obtain any future funds that we require, either in the public or private markets or otherwise, on acceptable terms, or at all.

     If adequate funds are not available, we may have to delay, scale back or eliminate one or more of our development programs, or obtain funds by entering into more arrangements with collaborative partners or others that may require us to relinquish rights to certain of our products or technologies that we would not otherwise relinquish.

CAMPATH is still a relatively new oncology treatment and is in a competitive marketplace.

     Our lead product, CAMPATH® (MABCAMPATH® in Europe), has been approved by the Food and Drug Administration (FDA) and the European Commission for treating patients with chronic lymphocytic leukemia (CLL). Although CAMPATH is the only product that has been approved by the FDA and the European Commission for treating CLL in patients who have failed fludarabine therapy, there are other products that compete with CAMPATH. In addition, like many other chemotherapy agents, CAMPATH’s potential side effects may inhibit physicians from prescribing it, thereby limiting its market penetration. Patients with CLL are generally treated with alkylating agents first, and, if that treatment fails, then with fludarabine. Some of our competitors may have greater financial resources.

Because we have limited manufacturing capabilities, we are dependent on third-party manufacturers to manufacture products for us. We may be required to incur significant costs and devote significant efforts to establish our own manufacturing capabilities.

     We have limited manufacturing experience and no commercial scale manufacturing capabilities. In order to continue to develop products, apply for regulatory approvals and ultimately commercialize additional products, we need to subcontract or otherwise arrange for the necessary manufacturing.

     There are a limited number of manufacturers that operate under the FDA’s current good manufacturing practices (cGMP) capable of manufacturing for us. As a result, we have experienced some difficulty finding manufacturers with adequate capacity for our anticipated future needs. If we are unable to arrange for third party manufacturing on commercially reasonable terms, we may not be able to complete development of our product candidates or market them on a timely basis, if at all.

     Reliance on third party manufacturers entails risks to which we would not be subject to if we manufactured products ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party and the possibility of termination or non-renewal of the agreement by the third party, based on its business priorities, at a time that is costly or inconvenient for us. If our third party manufacturers fail to maintain regulatory compliance, our product supply will be interrupted resulting in lost or delayed revenues and delayed clinical trials. We may not have adequate business interruption insurance.

     Drug manufacturing facilities are subject to continual review and periodic inspection and manufacturing modifications. Domestic manufacturing facilities are subject to biennial inspections by the FDA, and foreign facilities are inspected by the FDA less frequently. Both domestic and foreign facilities must comply with the FDA’s cGMP, and other regulations. In complying with these regulations, manufacturers must spend funds, time and effort in the areas of production, record keeping, personnel and quality control to ensure full compliance. The FDA stringently applies regulatory standards for manufacturing. Failure to comply with any of these post-approval requirements can result in, among other things, warning letters, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecutions. This could interrupt our supply for our marketed products and for our clinical trials.

We have limited marketing capabilities and we are currently dependent upon third parties to sell and market CAMPATH. We will be required to incur significant expense to develop our own marketing capabilities.

     We depend on Schering AG and its U.S. affiliate, Berlex Laboratories, Inc., to market and sell CAMPATH. Our reliance on Schering AG subjects us to various risks. The terms of our contract with Schering AG may not be favorable to us in the future. The amount and timing of resources dedicated by Schering AG to marketing CAMPATH is not within our control, and Schering AG may not commit enough resources to marketing CAMPATH. Schering AG could develop, independently or with a third party, a drug that competes with CAMPATH. Schering AG may not perform its obligations as expected and our revenues will be decreased or delayed if Schering AG breaches or terminates its agreement with us.

     We will need to develop a marketing and sales force with sufficient technical expertise and distribution capability, which will require substantial expenditures and management resources.

Our competitors may develop products superior to those we are developing.

     The technological areas in which we work evolve at a rapid pace. Our future success depends upon our ability to compete in the research, development and commercialization of products and technologies in oncology, our area of focus. Many of our competitors have substantially greater research and development capabilities and experience and greater manufacturing, marketing, financial and managerial resources than we do. These competitors may develop products that are superior to those we are developing and render our products or technologies non-competitive or obsolete. In addition, we may not be able to keep pace with technological change.

     Significant competitive factors determining whether we will be able to compete successfully include:

•	efficacy and safety of our product candidates,

•	timing and scope of regulatory approvals,

•	product availability,

•	marketing and sales capabilities,

•	reimbursement coverage from insurance companies and others,

•	degree of clinical benefits of our product candidates relative to their costs,

•	method of administering a product,

•	price, and

•	patent protection.

There are potential limitations on third-party reimbursement and other pricing-related matters that could reduce sales of our products and may delay or impair our ability to generate significant revenues.

     The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of government and third-party payors to reduce the cost of health care through various means. In the United States, there have been, and we expect that there will continue to be, a number of legislative proposals aimed at changing the nation’s healthcare system. In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. These legislative proposals may impair our ability to raise capital, and our business could be adversely affected if these legislative proposals are adopted. In particular, individual pricing negotiations are often required in many countries of the European Union, irrespective of separate government approval to market a drug.

     There is a risk that reimbursement will not be available in the future for our products or will not be adequate. Third-party payors are increasingly challenging the price of medical products and services. If government entities and third-party payors do not provide adequate reimbursement levels, then our revenues will be adversely affected and could cause our stock price to decline.

Market volatility may affect our stock price and the value of an investment in our stock may be subject to sudden decreases.

     The trading prices for securities of biotechnology companies, including our stock, have been and are likely to continue to be volatile. Our stock price depends upon a number of factors, including our historical and anticipated operating results, our and our competitors’ preclinical and clinical trial results, market perception of the prospects for biotechnology companies as an industry sector and general market and economic conditions, some of which are beyond our control. Factors such as fluctuations in our financial and operating results, changes in government regulations affecting product approvals, reimbursements or other aspects of our or our competitors’ businesses, announcements of technological innovations or new commercial products by us or our competitors, developments concerning key personnel and our intellectual property rights, significant collaborations or strategic alliances and publicity regarding actual or potential performance of products under development by us or our competitors could also cause our stock price to fluctuate substantially. In addition, the United States securities markets, including the NASDAQ National Market on which our stock is listed, have from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may lower our stock price. Moreover, during periods of stock market price volatility, share prices of many biotechnology companies have often fluctuated in a manner not necessarily related to the companies’ operating performance. Accordingly, our stock price may be subject to greater volatility than the stock prices of other companies during periods of stock market price volatility.

We do business internationally and are subject to additional political, economic and regulatory uncertainties.

     We may not be able to operate successfully in any foreign market. We currently conduct drug discovery research in our laboratory in Geneva, Switzerland. We also conduct drug development operations near London, England. Schering AG sells MABCAMPATH in the United Kingdom and 28 other non-U.S. countries. We believe that, because the pharmaceutical industry is global in nature, international activities will continue to be a significant part of our future business activities and that a substantial portion of our revenues will be derived from outside the United States. Foreign regulatory agencies often establish standards different from those in the United States, and an inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on our business. Our international operations may be limited or disrupted by:

•	imposition of government controls,

•	political or economic instability,

•	trade restrictions,

•	changes in tariffs,

•	restrictions on repatriating profits,

•	taxation, and

•	difficulties in staffing and managing international operations.

Also, our business may be adversely affected by fluctuations in currency exchange rates.

We may be unsuccessful in our efforts to expand the number and scope of authorized uses of CAMPATH, which would hamper sales growth and make it more difficult for us to attain profitability.

     CAMPATH is approved for sale in the United States and Europe (under the name MABCAMPATH) for use by patients with refractory CLL. Under current FDA regulations, we are prohibited from promoting the use of CAMPATH outside of this approved indication.

     The patient population for third line refractory CLL is relatively small. We are conducting clinical trials to examine whether or not CAMPATH can be used to treat indications other than refractory CLL, such as Non-Hodgkin’s Lymphoma and Multiple Sclerosis, and whether CAMPATH can be used for refractory CLL prior to alkylating agents and fludarabine. Additional trials in these indications are necessary before we can apply to expand the authorized uses of CAMPATH. We do not know whether these trials will demonstrate safety and efficacy, or if they do, whether we will succeed in receiving regulatory approval to market CAMPATH for additional indications. If the results of these trials are negative, or if adverse experiences are reported in these trials or otherwise in connection with the use of CAMPATH by patients, this could adversely affect existing regulatory approvals, undermine physician and patient comfort with the product, reduce sales of the product and diminish the acceptance of CAMPATH in the hematological and autoimmune markets. Even if the results of these trials are positive, the impact on sales of CAMPATH may be minimal unless they are accepted by the medical community and we are able to obtain regulatory approval to expand the authorized use of CAMPATH. FDA regulations restrict our ability to communicate the results of additional clinical trials to patients, and to a lesser extent, physicians, without first obtaining approval from the FDA to expand the authorized uses for this product.

If we are not able to demonstrate the safety and efficacy of our product candidates in clinical trials or if our clinical trials are delayed, we will not be able to obtain regulatory approval to market these drugs, or regulatory approval to market these drugs will be delayed.

     Clinical testing is a long, expensive and uncertain process. With the exception of CAMPATH, no regulatory agency has approved any of our product candidates and the data we collect from our clinical trials may not be sufficient to support approval. Our clinical trials may not be completed on schedule and the FDA may never approve our product candidates for commercial sale. Furthermore, even if initially positive preclinical studies or clinical trial results are achieved, it is possible that we will obtain different results in the later clinical trials or the FDA will interpret pivotal trial results unfavorably. Drugs in late stages of clinical development may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. For example, positive results in early Phase I or Phase II trials may not be repeated in larger Phase II or Phase III trials.

All of our product candidates are subject to the risks of failure inherent in drug development.

     Many of our research and development programs are at an early stage. In addition to the risks described above, there is a possibility that none of our product candidates will or can:

•	meet applicable regulatory standards,

•	be manufactured or produced economically and on a large scale,

•	be a commercially viable drug, or

•	be successfully marketed, particularly if a third party introduces an equivalent or superior product.

Delays in patient enrollment for clinical trials could increase costs and delay regulatory approvals.

     The rate of completion of our clinical trials will depend on the rate of patient enrollment. Substantial competition to enroll patients in clinical trials has delayed some of our clinical trials in the past. In addition, recent improvements in existing drug therapy, particularly for some cancers, may make it more difficult for us to enroll patients in our clinical trials as the patient population may choose to enroll in clinical trials sponsored by other companies or choose alternative therapies. Delays in patient enrollment can result in increased development costs and delays in regulatory approvals.

If we fail to comply with extensive regulations enforced by the FDA and its foreign counterparts, the commercialization of our product candidates would be prevented or delayed.

     Our products are subject to extensive government regulations related to development, clinical trials, manufacturing and commercialization. The process of obtaining FDA and foreign regulatory marketing and pricing approvals is costly, time-consuming, uncertain and subject to unanticipated delays. For example, although CAMPATH has been approved for marketing in the United Kingdom and 28 other non-U.S. countries (under the name MABCAMPATH), to market future products in Europe we must apply to the European Commission for marketing approval. After receiving marketing approval, we then must mutually agree on a pricing structure with each country’s regulatory authority prior to launching sales in that particular country. We are unable to predict how long this process will take.

     The FDA will refuse to approve an application if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing for safety and efficacy. Foreign regulatory authorities may also refuse to accept an application or grant any marketing approval.

     The FDA and European Commission approvals for CAMPATH require us to conduct a post-approval clinical trial comparing the safety and efficacy of CAMPATH to that of chlorambucil, an alkylating agent that is a frontline treatment for CLL. Alkylating agents work by disrupting the DNA structure and are believed to be effective in treating CLL. The post-approval clinical trial and report must be completed by 2006, according to the approvals given in 2001. If we discover adverse safety or efficacy data, our marketing approvals may be revoked.

If any of our license agreements for intellectual property underlying a product candidate are terminated, we may lose our rights to develop or market that product.

     We have licensed or have rights to license intellectual property, including patents, patent applications, technical information and know-how, from pharmaceutical companies, research institutions and others, including the intellectual property underlying CAMPATH and our four other oncological product candidates in clinical trials: Eflornithine, clofarabine, ILX-651 and NM-3.

     Each licensor or potential licensor has the power to terminate its agreement with us if we fail to meet our obligations under that license or development agreement. We may not be able to meet specified milestone or deadline dates or other obligations under these agreements. Generally, we have to diligently develop and commercialize the compounds we have licensed or are co-developing and make milestone payments.

     If we default or a dispute arises under any of these agreements regarding performance, we may lose our right to market and sell any products based on the licensed technology. If we were to lose our marketing and sales rights to a compound, we would not be able to replace the resources we used in developing the compound, and we will have to spend additional time and capital resources in finding a replacement product candidate.

We may not be able to obtain or maintain effective patents to protect our technologies from use by other companies, and patents of other companies could prevent us from developing or marketing our other product candidates.

     Our success will depend to a significant degree on our ability to:

•	obtain, maintain and enforce patents;

•	license rights to patents from third parties;

•	protect trade secrets; and

•	operate without infringing on the proprietary rights of others.

     It is possible that we will not develop technologies, drugs or processes that result in obtaining a patent. It is also possible that our patent position will not provide sufficient protection against competitors, or that patents issued to or licensed by us will be infringed or will be challenged, invalidated or circumvented. Competitors may develop products, which compete against our products but fall outside the scope of our patents. In addition, competitors may have filed patent applications, may have been issued patents or may obtain additional patents and proprietary rights relating to technologies, drugs and processes that compete with our technologies, drugs and processes.

     If we infringe on the intellectual property rights of others, we will have to either obtain a license for the use of these intellectual property rights, or terminate our use of these rights. We may not be able to obtain licenses to use the technology on commercially reasonable terms, or at all.

     We also rely on trade secret protection for our unpatented proprietary technology. Trade secrets are difficult to protect. Other parties could independently develop substantially equivalent proprietary information and techniques or gain access to our trade secrets.

     We have attempted to prevent the disclosure and use of our know-how and trade secrets by entering into confidentiality agreements with our employees, consultants and third parties. However, there are risks that:

•	these parties will not honor our confidentiality agreements,

•	others will independently develop equivalent or superior technologies,

•	disputes will arise concerning the ownership of intellectual property or the applicability of confidentiality obligations, or

•	disclosure of our trade secrets will occur regardless of these contractual protections.

     We often work with consultants and research collaborators at universities and other research organizations. If any of these consultants or research collaborators use intellectual property owned by others as part of their work with us, disputes may arise between us and these other parties as to which one of us has the rights to intellectual property related to or resulting from the work done.

     Costly litigation might be necessary to protect our orphan drug designations or patent positions, or to determine the scope and validity of third-party proprietary rights. It is possible that we will not have the required resources to pursue such litigation or to protect our patent rights. An adverse outcome in litigation with respect to the validity of any of our patents could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using a product or technology. Any of these results could materially harm our business and financial condition.

We may be subject to costly and damaging liability claims.

     Although we take what we believe to be appropriate precautions, our business exposes us to many liability risks and contract disputes, which are inherent in the development, testing, manufacturing and sale of pharmaceutical products. We could face exposure to product liability claims if the use of CAMPATH or any of our product candidates is alleged to have harmed someone. We could also face exposure to breach of contract claims under license development or other agreements arising in the normal course of business or claims based upon errors or omissions in connection with our ongoing or completed contract research organization activities.

     We currently have product liability insurance related to CAMPATH in the aggregate limit of $25.0 million; business interruption insurance related to CAMPATH with an aggregate limit of $5.0 million; product liability insurance related to other investigational drug candidates in the aggregate limit of $10.0 million and professional liability insurance related to contract research organization services in the aggregate limit of $5.0 million. Adequate insurance coverage may not be available in the future at acceptable prices or at all. It is possible that claims against us or damages incurred by us as a result of a business interruption could exceed our coverage limits. The successful assertion of an uninsured or underinsured claim against us could cause us to incur a significant expense, could adversely affect our product development activities and could divert management’s attention from running the business. In addition, regardless of merit or eventual outcome, product liability claims may result in decreased demand for the applicable product or our products in general and in injury to our general reputation. Thus, whether or not we are adequately insured, a product liability or other claim or product recall may result in losses that could be material.

We are subject to influence from executive officers, directors and senior management, and we have adopted a shareholder rights plan, which could discourage or prevent stockholders from selling their shares at a premium.

     Our rights plan provides, among other things, that if a person or group attempts to acquire 20% or more of our common stock on terms not approved by our Board of Directors, stockholders will be entitled to purchase additional shares of our stock at 50% of the then-current market price. These purchase rights would cause substantial dilution to a person or group that acquires or attempts to acquire 20% or more of our common stock in this manner and, as a result, could delay or prevent a change in control or other transaction that could provide our stockholders with a premium over the then-prevailing market price of their shares or which might otherwise be in their best interests.

     Our executive officers, directors (and their affiliates) and senior management, in the aggregate, beneficially owned or controlled approximately 3.96% of our outstanding common stock at March 14, 2003 and therefore have the ability to exercise substantial influence over the outcome of most stockholders’ actions, including the election of the members of the Board of Directors and approval of any change in control transaction. This concentration of ownership could have an adverse effect on the price of our common stock or have the effect of delaying or preventing a change in control or other transaction that could provide our stockholders with a premium over the then-prevailing market price of their shares or which might otherwise be in their best interests.

If we use biological and hazardous materials in a manner that causes injury or violates laws, we may be liable for damages.

     Our research and development activities involve the controlled use of small research quantities of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and such liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with, or any potential violation of, these laws and regulations could be significant.

If we fail to recruit and retain personnel, our product development programs may be delayed.

     Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. The loss of key scientific, technical and managerial personnel may delay or otherwise harm our product development programs. Any harm to our research and development programs would harm our business and prospects.

     Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. The competition for qualified personnel in the biopharmaceutical field is intense. Due to this intense competition, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business.

USE OF PROCEEDS

     Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of the common stock offered hereby for research and development and general corporate purposes. We may also use a portion of the proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we currently are not contractually committed to any such transactions. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

PLAN OF DISTRIBUTION

     We may sell the common stock through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the common stock and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

     Only underwriters named in the prospectus supplement are underwriters of the common stock offered by the prospectus supplement.

     If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the stock from time to time in one or more transactions at a fixed public offering price. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the shares of common stock offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

     We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

     We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

     We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

     Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

     Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

     In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Fulbright & Jaworski L.L.P.

EXPERTS

     The consolidated financial statements of ILEX Oncology, Inc. at December 31, 2002 and for the year ended December 31, 2002, incorporated by reference in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains two explanatory paragraphs describing the adoption of Statement of Financial Accounting Standards No. 142 and audit procedures relating to certain revisions to the 2001 and 2000 financial statements for reclassification adjustments and conforming disclosures that were applied to revise the 2001 and 2000 financial statements described in Note 2 to the consolidated financial statements; the 2001 and 2000 financial statements were audited by other auditors who have ceased operations and for which Ernst & Young LLP has expressed no opinion or other form of assurance on the 2001 and 2000 financial statements taken as a whole) incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     Additionally, the audited consolidated financial statements and schedules of ILEX incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their reports have been audited with respect to the consolidated balance sheet of ILEX and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders’ equity and cash flows for the one year periods ended December 31, 2001 and 2000, by Arthur Andersen LLP, independent public accountants. These reports are incorporated by reference in this prospectus in reliance upon the authority of these accounting firms as experts in giving these reports.

     We have been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it as an expert and as having audited the consolidated financial statements for the two years ended December 31, 2001 and 2000 and including its audit report in this prospectus. Under these circumstances, Rule 437(a) of the Securities Act permits this registration statement to be filed without the consent of Arthur Andersen LLP. This lack of consent may limit your ability to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     We changed certifying accountants from Arthur Andersen LLP to Ernst & Young LLP effective March 21, 2002. Arthur Andersen LLP’s report on the financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by our Board of Directors. During the year ended December 31, 2001 and subsequent interim periods prior to such change in accountants, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. During the year ended December 31, 2001 and subsequent interim periods prior to such change in accountants, there have occurred none of the “reportable events” listed in Item 304(a)(1)(v)(A-D) of Regulation S-K. We have requested and received from Arthur Andersen LLP the letter required by Item 304(a)(3) of Regulation S-K (and filed the same as Exhibit 16 to our report on Form 8-K/A filed on March 27, 2002), and we state that Arthur Andersen LLP agrees with the statements made by us in this prospectus in response to Item 304(a)(1) of Regulation S-K.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     Except for the SEC registration fee, all expenses are estimated. All such expenses will be paid by ILEX.

Securities and Exchange Commission registration fee	$12,135
Stock exchange listing fees	$45,000	*
Accounting fees and expenses	$25,000	**
Legal fees and expenses	$50,000	**
Printing and engraving expense	$50,000	**
Miscellaneous	$15,000	**

Total	$197,135

*	Estimated based upon the last sale price per share of ILEX common stock as reported by the National Association of Security Dealers Automated Quotation System on June 30, 2003.

**	Estimated and subject to future contingencies.

Item 15. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law empowers the Company to, and the Bylaws of the Company provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the

Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Company, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company maintains directors’ and officers’ liability insurance that covers the directors and officers of the Company.

Item 16. Exhibits.

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of ILEX Oncology, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed August 8, 2000).
4.2	Bylaws of ILEX Oncology, Inc. as amended (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement No. 333-17769 on Form S-1 filed December 12, 1996, as amended).
*5.1	Opinion of Fulbright & Jaworski L.L.P.
*23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
*23.2	Consent of Ernst & Young LLP.
*24.1	Powers of Attorney (a power of attorney pursuant to which amendments to this registration statement may be filed is included on the signature pages hereof).

*	Filed herewith.

Item 17. Undertakings.

     The undersigned registrant does hereby undertake:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which has been registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

     Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2)  That, for purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities it offers, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4)  That, (i) for purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof. That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of ILEX’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, ILEX Oncology, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on July 1, 2003.

ILEX Oncology, Inc.
(Registrant)

By:	/s/ Jeffrey H. Buchalter

Jeffrey H. Buchalter President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald G. Tefteller and Mark P. Mellin, his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign, and file with the SEC any and all amendments (including post-effective amendments) to this registration statement filed pursuant to Rule 462(b) under the Securities Act together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement file pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Joy A. Amundson Joy A. Amundson	Chairman of the Board	July 1, 2003

/s/ Jeffrey H. Buchalter Jeffrey H. Buchalter	President, Chief Executive Officer and Director (principal executive officer)	July 1, 2003

/s/ Mark P. Mellin Mark P. Mellin	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	July 1, 2003

/s/ Joseph S. Bailes, M.D. Joseph S. Bailes, M.D.	Director	July 1, 2003

/s/ Jason S. Fisherman, M.D. Jason S. Fisherman, M.D.	Director	July 1, 2003

/s/ Richard L. Love Richard L. Love	Director	July 1, 2003

/s/ Victor P. Micati Victor P. Micati	Director	July 1, 2003

/s/ Daniel D. Von Hoff, M.D. Daniel D. Von Hoff, M.D.	Director	July 1, 2003

/s/ Mark E. Watson, Jr. Mark E. Watson, Jr.	Director	July 1, 2003

/s/ Gary V. Woods Gary V. Woods	Director	July 1, 2003

Exhibit Index

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of ILEX Oncology, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed August 8, 2000).
4.2	Bylaws of ILEX Oncology, Inc. as amended (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement No. 333-17769 on Form S-1 filed December 12, 1996, as amended).
*5.1	Opinion of Fulbright & Jaworski L.L.P.
*23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).
*23.2	Consent of Ernst & Young LLP.
*24.1	Powers of Attorney (a power of attorney pursuant to which amendments to this registration statement may be filed is included on the signature pages hereof).

*	Filed herewith.